Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Feb 17, 2011 / 03:00PM GMT

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English

State Auto Financial - VP, CFO

Bob Restrepo

State Auto Financial - Chairman, Pres, CEO

Jim Duemey

State Auto Financial - VP, Chief Investment Officer

Matt Mrozek

State Auto Financial - VP, Chief Actuarial Officer

Cindy Powell

State Auto Financial - VP, Chief Accounting Officer, Treasurer

CONFERENCE CALL PARTICIPANTS

Larry Greenberg

Langen McAlenney - Analyst

Caroline Steers

Macquarie Research Equities - Analyst

Matt Rohrmann

Keefe, Bruyette & Woods - Analyst

PRESENTATION

Operator

Welcome and thank you all for holding. I would like to inform parties that your lines have been placed on a listen-only mode until the question and answer session portion of the conference call. (Operator Instructions). This call is also being recorded. If anyone has any objections, you may disconnect at this time. And I will now turn the call over to your CFO, Steve English.

You may begin, sir.

Steve English - State Auto Financial - VP, CFO

Thank you, Holly.

Good morning and welcome to our fourth quarter 2010 earnings conference call. Today, I am joined by several members of STFC’s senior management team — Our Chairman, President, and CFO, Bob Restrepo; Chief Investment Officer, Jim Duemey; Chief Actuarial Officer, Matt Mrozek; and our Chief Accounting Officer and Treasurer, Cindy Powell.

Today’s call will include prepared remarks by our CEO, Bob Restrepo, and me, after which we will open the lines for questions. Please note, our comments today may include forward-looking statements which, by their nature, involve a number of risk factors and uncertainties, which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These are discussed at the end of the press release as well as in our annual and quarterly filings with the Securities and Exchange Commission, to which I refer you.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

A financial packet containing certain reconciliations of certain non-GAAP measures along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateautofinancial.com, under the Investors section as an attachment to the press release.

Now I will turn the call over to STFC’s Chairman, President, and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

Thank you, Steve, and good morning, everyone.

Fourth quarter results for State Auto Financial Corporation represented a solid improvement over both last quarter and the fourth quarter of 2009. Our net income improved to $37.6 million despite lower levels of investment income. Book value was relatively flat at $21.23, up slightly from the third quarter. The GAAP combined ratio of 97.6% was also a solid improvement, both sequentially and relative to the fourth quarter of last year. Continued improvements in personal insurance, particularly homeowners, and a lower expense ratio offset higher-than-average catastrophe losses as well higher-than-normal large losses in the commercial liability line. Year-to-date results for 2010 also demonstrated improvement. For the year, we reported net income of $24.5 million.

Book value was relatively flat as earnings and improved investment values were offset by dividends and benefit plan revaluations, our GAAP combined ratio of 104.6% and 96.7% excluding catastrophes. We reported better results in personal insurance underwriting and our expense ratio, which was offset somewhat by higher levels of catastrophes and atypical large loss experience during the last six months in — both in commercial automobile and general liability. Personalized results were profitable for the quarter. Personal auto loss ratios were elevated somewhat, but a lot of this is seasonal and weather-related. For the year, our loss ratios improved over two percentages points.

Most significant, though, was in — was the improvement that we saw in our homeowners loss ratio. For the quarter, we saw significant loss ratio improvement despite much higher levels of catastrophe experience resulting from several storms in October. Year-to-date, our ex-catastrophe homeowners’ loss ratio improved as our profit improvement initiatives began to earn out and pay off. Personal auto production continues to moderate. Price increases in the quarter were up 3.7%, but the real reason production is slowing continues to be the homeowners’ pricing and underwriting actions we are taking. Retention is stable but new business is off by over 20%. The slide began last year during the fourth quarter when our homeowners pricing and underwriting actions began hitting the market. For the next year or so, we expect our policy count production to be relatively flat; but premiums should grow in the low single-digit area, driven by price increases and a recovering economy.

In homeowners, virtually all of our 9.6 percentage growth comes from price. We finished the year with a 10% price impact on our written premium growth. The earned impact of these pricing actions, along with our Insurance-to-Value program, our wind and hail deductible rollout, and our property claim changes, are really paying off with substantial improvements in our ex_-catastrophe loss ratio. For the quarter, we reported a result of 39.8%, which is the lowest we have had for several years and a 21-point improvement over the fourth quarter of 2009. For the year, we reported a 6.4 percentage point improvement in our ex-catastrophe loss ratio and are looking for continued improvement as we enter 2011. All in all, we feel good about our personal insurance profit improvement. Production will moderate but we expect it to recover as we complete the implementation of our homeowners remediation efforts.

Business insurance profitability improved sequentially as our loss ratio for auto, multi-peril, and fire improved. These positive trends were offset somewhat by continued higher levels of general liability large losses and higher catastrophe loss experience relative to the fourth quarter of last year. Excluding the impact of RED, commercial production was lower by 5.2%. Retention is steady; exposures seem to be stabilizing; but new business is off on all lines except for BOP, where our new BOP choice program continues to perform well. We are not getting much help from price either. Pricing per exposure remains relatively flat and slightly negative for the year, down less than a point.

All our growth in commercial lines continues to come from RED. For the year, our new managing general underwriter in the program and alternative risk transfer market contributed over $83.2 million to our top line. We continue to target an underwriting expense ratio in the low 30s. Our full-year result of 33.8% is an improvement over our 2009 result despite additional expenses incurred as we build out RED. Primary contributors were commission changes, effective headcount control, and lower underwriting report expenses. We are also making excellent progress in reducing the loss adjustment expense ratio, which is embedded in our loss ration, particularly in the property lines.

A significant component of our profit improvement efforts in personal auto, homeowners, and business insurance is claims. Over the past year, we have implemented new catastrophe teams, brought virtually all large property claim handling in-house, and deployed over 70 property adjusters working from home. We have already begun to see dramatic improvements in both our loss adjustment expenses related to real property claim

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

handling as well as less leakage in claim indemnity payments. In the auto lines, personal and commercial automobile still represent about 50% of our business. We have organized a new physical damage unit to better adjudicate property damage and physical damage losses. This too is paying off in less outside appraisal expense and better indemnity payout management.

Lastly, we now have staff counsel deployed in 11 offices around the country, which allows to us to both reduce legal expense and better manage files for liability, bodily injury, and Workers’ Compensation. Along with improvements we are making to our Workers’ Compensation claim handling, our claims organization represents a substantial part of our profit improvement with more to come in the future. Over the last few months, we also made several announcements regarding our enterprise risk and capital management.

In November, we announced changes to our intercompany pooling arrangement for the State Auto group. Beginning January 1 of this year, the pooling arrangement was amended to include operating results of the Rockhill Insurance group, which we acquired back in February of 2009. We estimate that this change will add approximately $80 million of net written premium to the results of STFC in 2011.

Along with this change, we will also revise our reporting segments and introduce a new specialty segment that will include line of business results for RED, Rockhill, and all of our Workers’ Compensation and indemnity business. We think this change will both enhance transparency and better highlight our diversification progress. Product and geographic diversification remains a key part of our business and operating strategies. The addition of Rockhill and RED moves us further down the road of better balancing our personal lines business with more commercial- and more casualty-oriented business. We have made good progress; and along with the pooling change, we decided to non-renew our catastrophe aggregate reinsurance treaty. This was done effective January 1.

On January 3rd, we announced the successful completion of our previously announced sale of State Auto National, our non-standard automobile insurance subsidiary, to Hallmark Insurance company. The closing was effective December 31, 2010. As we have discussed previously, this sale disposed a nonstrategic business and allowed us to redeploy capital.

Steve English will discuss the financial ramifications of the pooling change, the new segment reporting, and the impact resulting from the sale of State Auto National on our financial results. And with that, I will turn you over to Steve.

Steve English - State Auto Financial - VP, CFO

Thank you, Bob.

As Bob mentioned, there have been a number of enterprise risk and capital management actions that will impact our results going forward. Beyond the $80 million of additional net premium expected to be written by STFC in 2011, the pooling change will result in net cash and investments of $151 million transferred to STFC effective January 1, 2011. This represents loss and loss expenses payable and unearned premium reserves assumed by STFC of $158 million, offset by deferred policy acquisition costs of $7 million.

With the inclusion of the Rockhill insurance group to the pool, we will be revising our segment disclosures. First, the personalized segment will be unaffected. A new specialty segment will include business by RED, Rockhill, and the Workers’ Compensation business produced by our independent agents and RTW combined. As a result, the RED and Workers’ Compensation business currently reported as part of our business and insurance segment will be reclassified to the specialty segment. In addition, a small, $4 million surety book previously reported as other commercial will be moved to the specialty line and reported as Rockhill.

To help realign your models, the expected breakdown of the 2011 Rockhill insurance group net written premium would be approximately $56 million Rockhill and $24 million of Workers’ Compensation. The 2010 RED net written premium of $83.2 million breaks down as $52 million commercial auto; $28.4 million commercial multi-peril; $2.5 million of other and product liability; and $300,000 of fire and allied.

The sale of State Auto National impacted our fourth quarter results and will also have some impact on 2011. The sale resulted in a gain of $3.9 million net of transaction costs and is included in net realized gains on investments in the fourth quarter results. As a reminder, we have retained the business that was on the books at December 31, 2010, through a loss portfolio transfer or reinsurance transaction. This means the runoff of that business will remain in the pool. Additionally, we are quota sharing 100% of the business written in 2011 until such time as policies are issued through Hallmark’s systems.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

A state-by-state transition plan is in place and being executed, and we anticipate STFC writing approximately $4 million to $5 million under this agreement, as the transaction — as the transition is scheduled to be completed by midyear 2011. Our book value per share was up for the quarter.

Despite earning $0.94 per share, the impact of investment valuations and benefit plans on accumulated other comprehensive income and dividend payments to shareholders offset our earnings. Investment valuations for fixed maturities moved down as interest rates rose and the municipal bond market was under pressure. Equity evaluations rose, offsetting the bond somewhat. In total, investment valuations reduced our book value per share by $0.53.

Annually, we remeasure our benefit plan obligations. As a reminder, we remeasured the pension plan at the end of May 2010 as eligible employees made elections to remain in the plan or begin to participate in an enhanced 401K plan. Declines in interest rates at that time and changes in pension asset values resulted in an increase to the net pension liability in an after-tax reduction of equity recorded through accumulated other comprehensive incomes of approximately $0.33 per share.

At December 31, 2010, we again have remeasured the benefit plan obligations. We utilized the Citigroup pension discount curve and matched the duration of liabilities in selecting a discount rate. At December 31, 2010, we selected a discount rate of 5.5%, compared to 6% used last year and 5.75% used in May. All told, accumulated other comprehensive income was reduced $0.20 per share in the quarter relating to our benefit plans driven principally by the annual remeasurements and the reduction in discount rates. At December 31, 2010, the combined statutory surplus of STFC’s insurance subsidiaries now stands at $783 million.

You may have noticed a new exhibit with our supplemental schedules. Given the current headlines being generated by state and local government budget issues, we provided some additional disclosure in regard to our municipal holdings. You will note that we have reduced in 2010 our municipal holdings to 49% from 59% of the portfolio. While some of this reduction was due to sale decisions and maturities, we also had a large number of issues called during the year. While it is always disappointing to lose a higher-yielding security due to a call by the issuer, the fact that issuers have the funds to continue to call securities does provide some reassurance in regard to the financial condition of the issuers in our portfolio.

I would like to point out that, for this exhibit, we removed any credit enhancements that might be present so that the ratings are based strictly on the underlying credit of the bonds. We also classify any escrowed to maturity or pre-refunded bonds as triple-A since they are fully funded to maturity with the trustee.

In regard to the sector composition of the municipal bond portfolio, almost half the portfolio consists of revenue bonds — sewer, water, electric. Over a little — Only a little over 10% are state general obligation bonds, and a slightly higher amount are pre-refunded or escrowed to maturity. About 24% of the municipal bonds are general obligations of local governments.

Overall, we feel this broad range of sectors helps to diversify our portfolio and makes us less dependant on a particular sector. Our exposure-by-state exhibit shows the total fair value of the bonds issued by any entity within that particular state. The total amount shown per state is not the total amount of state general obligation bonds. In most cases, the absolute dollar amounts are lower this year than they were at the end of 2009. Four of the states in our top ten have a triple-A rating; five have a double-A rating; and only one, Illinois, has an A rating. You can see that, for the municipal portfolio at the end of 2009, 90% was rated double-A or better; and at the end of 2010, 91% was rated double-A or better. When we consider that 2010 was a difficult year state and local governments and that many entities were downgraded, we are proud of the fact that our double-A or better ratio improved slightly.

Moving to investment returns, net investment income for the quarter and year-to-date are down, consistent with prior quarter trends, driven by the call activity previously mentioned and lower reinvestment rates. The duration of STFC’s fixed income portfolio is 5.01 at December 31, 2010.

Addressing accident year development for 2010, in total, STFC recorded $64.6 million of favorable prior-year development or 5.1 loss ratio points; $3.3 million related to 2009 prior cats or three-tenths of a loss ratio point. This compares to $56.2 million or 4.8 points in 2009 with $10.9 million related to 2008 and prior cats or nine-tenths of a loss ratio point. Of the $61.3 million non-cat development, $12.7 million relates to loss adjustment expenses, $10.4 million from homeowners, $9 million from fire and allied, $6.8 million from commercial auto liability, and $4.8 million from commercial multi-peril, with the balance spread across several other lines of business. In general, the development was driven by better-than-expected severity in the 2009 accident year.

Finally, I would like to comment on our tax provisions for the year. During the fourth quarter, we trued up the provisions based upon actual results as compared to the estimated effective tax rates used throughout the year. As a reminder, we recorded $4.5 million of deferred tax expense in the first quarter of 2010 related to the federal healthcare legislation and its treatment of the Medicare Part D subsidy. Absent that adjustment, our provision would have been, on a year-to-date basis, a tax benefit of $4.5 million, as the first quarter adjustment exactly offsets this amount. While we finished the year with income before federal income taxes of $24.5 million, we experienced a tax loss, principally due to the level of tax-exempt interest and dividends-received deductions from our net investment income. Due to tax losses in 2008 and 2009, we are in a tax-loss carry-forward position and have recorded a deferred tax benefit of $4 million related to that tax-loss carry-forward.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

At December 31, 2010, we have recorded $86.3 million in net deferred tax assets, which, we have concluded, it is more likely than not we will recover; and therefore, we have not provided for a valuation allowance. In arriving at our judgment, we considered the weight of available evidence, including past operating results, projected performance of the company, future taxable income and tax planning strategies, among other factors.

In the event we determine that we most likely would not be able to realize all or part of our deferred tax assets in the future, we would be required to establish a valuation allowance with a charge to earnings and/or other comprehensive earning at that time. Of course, our judgment and assumptions are subject to change given the inherent uncertainty of predicting future performance or tax planning strategies, which is impacted by such things as severity and frequency of catastrophe losses, the price environment, investment market conditions, and planned loss and control expenses initiatives that might not be realized.

And with that, we would like to open up the line for any questions you may have.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And our first question does come from Larry Greenberg.

Your line is open.

Larry Greenberg - Langen McAlenney - Analyst

Hi. Thank you and good morning.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

Good morning, Larry.

Larry Greenberg - Langen McAlenney - Analyst

Hey, Bob, can you give us some idea of — of how the additional Rockhill business performed in 2010 from an underwriting standpoint? And should we assume a similar yield on the proceeds to what your — your current embedded yield is?

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

I will ask Steve English to respond to the second question, Larry. But regarding Rockhill — and when I talk about Rockhill, I am talking about strictly the excess and surplus business, not the Workers’ Compensation business, that —

Larry Greenberg - Langen McAlenney - Analyst

Right.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

— is with RTW — Rockhill had a solid underwriting profit for the year, benefited — their premium was less than we expected because of the soft market, but a solid underwriting profit. They continue to have very disciplined underwriting, and they also benefited — they have a small wind program in the Southeast. And obviously, the absence of hurricanes helped them as well. But very pleased with their underwriting margins.

Steve English - State Auto Financial - VP, CFO

Larry, this is Steve. On the assets moving over, I think I would assume somewhere around a 3.5%, plus or minus, yield.

Larry Greenberg - Langen McAlenney - Analyst

Great, thanks. And then, secondly, can you give us an idea of how much additional expense is coming from the build-out of RED right now in the underwriting line?

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

Yes, it affected our expense ratio. And a lot of it had to do with the technology that is associated with building a 50-state platform and — plus the District of Columbia to support that program business and the alternative risk business. And when you look at their expenses — I am just looking at my numbers here — it was about 0.2 to 0.3 on our expense ratio.

Larry Greenberg - Langen McAlenney - Analyst

Okay, thank you.

Operator

(Operator Instructions). I am showing no further questions at this time. Caroline Steers, your line is open.

Caroline Steers - Macquarie Research Equities - Analyst

Hi, everyone, just a couple of quick of questions. The first one is just on auto BI frequency. It looks like that was a little bit higher in the quarter. And I was just wondering — I am sure that some of that is related to cats, but I was just wondering what is driving that and in what states are you seeing the highest trends.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

The trends — and I will — I will ask Matt Mrozek, our Corporate Actuary, to respond. But some of that, Caroline, is — is seasonal; and we tend to have a lot of deer hits here in the Midwest, particularly in October, that, in the fourth quarter, affects our frequency and severity of bodily injury, but.

Matt, any other observation?

Matt Mrozek - State Auto Financial - VP, Chief Actuarial Officer

In addition to those — those figures, which are on a calendar-year basis of closed claims, we also look at and consider, when we manage the book, the accident-year figures; and the accident-year figures are a bit more stable; and BI frequency is lower on an accident-year basis; and BI pure premium would be more in the range of 2% to 3% versus the mid-teens, based on the calendar-year exhibit.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

Caroline Steers - Macquarie Research Equities - Analyst

Okay, thanks. And then just — just wanted to know if you had any updates on any CATs so far in the quarter. Are you seeing any increased claims activity? Just — just the trends you are seeing so far.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

Nothing material. And a lot of the activity that we have seen that is weather-related is obviously in the Northeast. We have got a nice presence now in Connecticut, but it is not significant enough for us to have anything material; and so far, we are halfway through the quarter. It is pretty — pretty consistent with our average first-quarter experience; and last year’s first quarter in 2010 was an average first quarter for us. So we — our — the trends so far are very much consistent with averages and with last year’s first quarter. But —

Caroline Steers - Macquarie Research Equities - Analyst

Okay, great.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

— we also had a lot of snow.

Caroline Steers - Macquarie Research Equities - Analyst

Okay, great. Thanks.

Operator

Matt Rohrmann, your line is open.

Matt Rohrmann - Keefe, Bruyette & Woods - Analyst

Hey, Bob, Steve. How are you?

Steve English - State Auto Financial - VP, CFO

Good.

Bob Restrepo - State Auto Financial - Chairman, Pres, CEO

Hi, Matt.

Matt Rohrmann - Keefe, Bruyette & Woods - Analyst

Just two quick questions. One is, Steve, I guess with some of the tax changes and the losses, is a mid-20s number reasonable in 2011?

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

Steve English - State Auto Financial - VP, CFO

I think what I would do, Matt, is use about a 20% effective rate on your investment income assumption and then use 35% on the balance.

Matt Rohrmann - Keefe, Bruyette & Woods - Analyst

Okay. And then, just on — on the — the reporting changes. Are we going to be able to get a look at that in the K or anything like before reporting next quarter?

Steve English - State Auto Financial - VP, CFO

No, that will — that will be first publicly available with the first-quarter Q. The —

Matt Rohrmann - Keefe, Bruyette & Woods - Analyst

Okay.

Steve English - State Auto Financial - VP, CFO

The K will remain with the existing disclosures.

Matt Rohrmann - Keefe, Bruyette & Woods - Analyst

Okay. All right, thanks, guys.

Steve English - State Auto Financial - VP, CFO

Thank you.

Operator

Larry Greenberg, your line is open.

Larry Greenberg - Langen McAlenney - Analyst

Thanks. As we — as we try to get some sense of the underlying trend in underwriting throughout the year, I — I know you do not give us reserve development on a quarterly basis, but can you give us any color on that? Was there more in the latter half of the year? Maybe — did the — did the fourth get a — fourth quarter get a disproportionate benefit from that?

Steve English - State Auto Financial - VP, CFO

It is — again, I will ask Matt to respond. But as with prior years, it is both consistent — fairly consistent — because of our reserving practices and generally short-tailed business, it is pretty consistent on both an annual and a quarterly basis.

Matt?.

FINAL TRANSCRIPT
Feb 17, 2011 / 03:00PM GMT, STFC - Q4 2010 State Auto Financial Earnings Conference Call

Matt Mrozek - State Auto Financial - VP, Chief Actuarial Officer

It is. And given the short-tailed nature, a lot of the — the reserve emergence happens fairly soon in the year. But 2010 versus 2009 would be very consistent throughout the year in how that emerged.

Larry Greenberg - Langen McAlenney - Analyst

Great, thank you.

Operator

And I am showing no further questions at this time.

Steve English - State Auto Financial - VP, CFO

Okay, well, thank you, Holly.

We want to thank all of you for participating in our conference call and for your continued interest and support of State Auto Corporation. We look forward to speaking with you again on our first-quarter earnings call, which is currently scheduled for May 3rd, 2011. Thank you and have a nice day.

Operator

Thank you. This does conclude the conference. You may disconnect at this time.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2011 Thomson Reuters. All Rights Reserved.